Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Stock Purchase Plan of Arbutus Biopharma Corporation and the 2016 Omnibus Share and Incentive Plan of Arbutus Biopharma Corporation of our reports dated March 5, 2020, with respect to the consolidated financial statements of Arbutus Biopharma Corporation and the effectiveness of internal control over financial reporting of Arbutus Biopharma Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 24, 2020